IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2014 ANNUAL GENERAL MEETING OF SHAREHOLDES TO BE HELD ON APRIL 29,
2014

Dear Shareholder,

1.This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.The proxy statement and the Company’s 2013 Annual Report on Form 10-K are available at http://vistagold.investorroom.com/index.php?s=62 and at www.sedar.com.

3.If you want to receive a paper or email copy of these documents, you must request one.  There is no charge to you for requesting a copy.  Please make your request for a copy as instructed below on or before April 1, 2014 to facilitate timely delivery.

The 2014 Annual General Meeting of Shareholders (the “Annual Meeting”) of Vista Gold Corp. (the “Company”) will be held on April 29, 2014 at the offices of Borden Ladner Gervais LLP, Suite 1300, 200 Burrard Street, Vancouver, British Columbia, Canada, at 10:00 a.m. local time.  Only shareholders who owned stock at the close of business on the record date of March 17,  2014 may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  The purpose of the Annual Meeting is to consider and act upon the following proposals:

1.

The election of the nominees to the Company’s Board of Directors to serve until the Company’s 2015 Annual Meeting of Shareholders; the following are nominees for election as Directors: John Clark,  Frederick Earnest,  W. Durand Eppler,  C. Thomas Ogryzlo,  Michael Richings and Tracy Stevenson;

2.	To appoint PricewaterhouseCoopers LLP as auditor to hold office until the next annual general meeting at a remuneration to be fixed by the Board of Directors through the Audit Committee;
3.	To conduct an advisory vote on executive compensation; and
4.	To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote FOR each nominee for the Board of Directors, FOR the appointment of PricewaterhouseCoopers LLP as auditor to hold office until the next annual general meeting at a remuneration to be fixed by the Board of Directors through the Audit Committee and FOR the resolution approving the advisory vote on executive compensation.

You may access the following proxy materials at http://vistagold.investorroom.com/index.php?s=62 and at www.sedar.com:

•	Notice of the 2014 Annual Meeting of Shareholders;
•	The Company’s 2014 Information Circular and Proxy Statement;
•	The Company’s 2013 Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and
•	The form of proxy.

You may access the above proxy materials at http://vistagold.investorroom.com/index.php?s=62 and at www.sedar.com and thereafter, a proxy card online by logging on to www.investorvote.com and entering the control number and account number above your name and address at the top of this letter to vote your shares. We encourage you to review the proxy materials prior to voting.

If you prefer a paper copy of the proxy materials, please call us at 1-866-981-1185, email us at ir@vistagold.com, or send a written request to our offices at the address below:

Vista Gold Corp.

7961 Shaffer Parkway, Suite 5

Littleton, CO 80127

Attention: Chief Executive Officer

If interested, you may attend the Annual Meeting in person.  Directions to attend the Annual Meeting where registered shareholders may vote in person can be found on our website at http://vistagold.investorroom.com/index.php?s=62.

If you have any questions about this Notice or the proxy materials, please call 1-866-981-1185 Monday through Friday from the hours of 8:00AM to 5:00PM Mountain Time.

This Notice also constitutes notice of the Annual Meeting.

Thank you in advance for your participation and for your investment in Vista Gold Corp.

Sincerely,

FREDERICK H. EARNEST

President and Chief Executive Officer